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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934

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METALDYNE CORPORATION (formerly known as MascoTech, Inc.)
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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METALDYNE CORPORATION
47603 Halyard Drive
Plymouth, Michigan 48170-2429

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	May 3, 2006
Time:	8:30 a.m.
Place:	Metaldyne Corporation 47659 Halyard Drive Plymouth, Michigan 48170-2429

The purposes of the Annual Meeting are:

  1.
  To elect a Board of Directors consisting of eight members; and

  2.
  To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on April 3, 2006 are entitled to notice of and to vote at the meeting or any adjournment thereof.

        A copy of the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2006 is enclosed.

        Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to attend the meeting, you are requested to sign and return the Proxy in the enclosed postage prepaid envelope.

By Order of the Board of Directors,

/s/ Logan G. Robinson

Logan G. Robinson Secretary

April 21, 2006

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF
METALDYNE CORPORATION

May 3, 2006

GENERAL INFORMATION

        The solicitation of the enclosed Proxy is made by the Board of Directors of Metaldyne Corporation for use at the Annual Meeting of Stockholders of Metaldyne to be held at our offices at 47659 Halyard Drive, Plymouth, Michigan 48170-2429, on Wednesday, May 3, 2006 at 8:30 a.m., and at any adjournment or postponement of the meeting. This Proxy Statement and the enclosed Proxy are being mailed or given to stockholders on or about April 21, 2006.

        We will bear the expense of this solicitation, which will be made by regular mail. Stockholders of record at the close of business on April 3, 2006 are entitled to notice of and to vote at the meeting. On that date, there were 42,815,480 shares of our common stock, $1 par value, outstanding and entitled to vote. Each share of outstanding common stock entitles the holder to one vote. A quorum for the conduct of business consists of a majority of the outstanding shares of common stock represented in person or by proxy at the meeting. Abstentions will be counted toward the establishment of a quorum.

        The shares represented by the Proxy will be voted as instructed, if received in time for the meeting. Any stockholder who gives a Proxy may revoke it at any time before it is exercised by voting in person at the meeting, by delivering a subsequent Proxy, or by notifying us in writing (Attention: Logan G. Robinson, Secretary, at our executive offices at 47603 Halyard Drive, Plymouth, Michigan 48170-2429) of such revocation.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

        Eight members of the Board of Directors are to be elected at this year's meeting. The Shareholders Agreement entered into in connection with our November 28, 2000 recapitalization contains contractual provisions regarding the election of our directors. Owners of an aggregate of approximately 98% of our outstanding common stock are party to the Shareholders Agreement.

        The Shareholders Agreement provides that the parties will vote their shares of common stock in order to cause:

  (1)
  an amendment to our Bylaws to provide that the authorized number of directors on our Board of Directors shall be as recommended by Heartland Industrial Partners, L.P. ("Heartland") in its sole discretion; and

  (2)
  the election to the Board of Directors of:

  •
  such number of directors as shall constitute a majority of the Board of Directors as designated by Heartland;

  •
  one director designated by Masco Corporation ("Masco"); and

  •
  one director designated by Credit Suisse First Boston Equity Partners, L.P. ("CSFB") after consultation with Heartland.

        As a result of the Shareholders Agreement, Heartland has the ability to elect a majority of the directors. See also "Certain Relationships and Related Transactions—Metaldyne Shareholders Agreement." Masco has not designated a director nominee to replace Mr. Manoogian.

        The Board of Directors expects that the persons named in the Proxy will vote the shares represented by each Proxy for the election as directors of the nominees listed below unless a contrary direction is indicated. Directors are elected by a plurality of the votes cast. Abstentions (indicated on the Proxy as "withhold authority") will not be treated as votes cast, and therefore will not affect the election.

        The following information describes the backgrounds and business experience of the nominees for director as set forth below:

        Charles E. Becker, 59, was elected as one of our directors in May 2002 and was the Chief Executive Officer and co-owner of Becker Group, Inc., a global automotive interiors components supplier, for over 25 years. Mr. Becker is also the owner and Chairman of Becker Ventures, LLC, which was established in 1998 to invest in a variety of business ventures, including manufacturing, real estate and services industries. Mr. Becker is a director of TriMas Corporation. From May 11, 2005 to July 7, 2005, Mr. Becker served as Acting Chief Executive Officer of Collins & Aikman Corporation, which filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code on May 17, 2005.

        Marshall A. Cohen, 71, was elected as one of our directors in November 2000. Mr. Cohen is Counsel at the Canadian law firm of Cassels Brock and Blackwell. He is a director of American International Group, Inc., Barrick Gold Corporation, TD Ameritrade Holding Corporation, Lafarge Corporation (Mr. Cohen does not intend to stand for re-election as a Director of Lafarge Corporation at the Annual Meeting scheduled for July 2006) and Collins & Aikman Corporation. From November 1988 to September 1996, he was President and Chief Executive Officer and a director of The Molson Companies Limited. Mr. Cohen serves on the Advisory Board of Heartland.

        Cynthia L. Hess, 49, was elected as one of our directors in November 2000. She is the owner and Chief Executive Officer of Hess Group LLC. Prior to forming Hess Group in 2002, she was a Senior Managing Director of Heartland. She was formerly Vice President of Corporate Quality for DaimlerChrysler Corporation, where she led the corporate strategy for quality improvement and facilitated quality plan execution. In her 22 years with DaimlerChrysler, Ms. Hess held various engineering, manufacturing and procurement and supply positions.

        Timothy D. Leuliette, 56, was elected as one of our directors in November 2000 and currently serves as our Chairman of the Board and President and Chief Executive Officer. Mr. Leuliette was elected Chairman of the Board effective April 1, 2002 and became our President and Chief Executive Officer on January 1, 2001. He is a former Senior Managing Director and one of the co-founders of Heartland and currently serves as a senior advisor to Heartland. In 1996, Mr. Leuliette joined Penske Corporation as President and Chief Operating Officer to address operational and strategic issues. From 1991 to 1996, he served as President and Chief Executive Officer of ITT Automotive. He also serves on a number of corporate and charitable boards, including Collins & Aikman Corporation and TriMas Corporation, and served as a director of The Federal Reserve Bank of Chicago, Detroit Branch.

        J. Michael Losh, 59, was elected as one of our directors in November 2000 and served as our Chairman of the Board from February 2001 to April 2002. He has served as the interim Chief Financial Officer of Cardinal Health Inc. from July 2004 through May 2005 and is a member of its Board of Directors. He was the Executive Vice President and Chief Financial Officer of General Motors Corporation from 1994 to 2000, and prior to that, Vice President and Group Executive of North American Vehicle Sales, Service and Marketing from 1992 to 1994. Mr. Losh is also a director of AMB Property Corporation, AON Corporation, H.B. Fuller Company, Masco Corporation, and TRW Automotive.

        Wendy Beale Needham, 54, was the Managing Director of Global Automotive Research at CSFB from 2000 until her retirement in 2003. She provided in-depth analysis of U.S.-based auto and auto parts manufacturers and coordinated the global automotive research effort. Prior to CSFB, Mrs. Needham was Principal, Automotive Research, at Donaldson, Lufkin and Jenrette from 1996 to 2000. Mrs. Needham is also a director of Genuine Parts Co.

        Daniel P. Tredwell, 47, was elected as one of our directors in November 2000. Mr. Tredwell is a Senior Managing Director and one of the co-founders of Heartland. He has two decades of leveraged financing and private equity experience. Mr. Tredwell served as a Managing Director at Chase Securities Inc. until 1999, and had been with Chase Securities and its predecessors since 1985. Mr. Tredwell is a director of Collins & Aikman Corporation, TriMas Corporation, Springs Industries, Inc. and Springs Global Participacoes S.A.

        Samuel Valenti, III, 59, was elected as one of our directors in November 2000 and is a Chairman of Valenti Capital LLC. He has been a director and President of Masco Capital Corporation since 1988. Mr. Valenti was formerly Vice President—Investments of Masco from May 1974 to October 1998. Mr. Valenti is the Executive Chairman of the Board of TriMas Corporation.

BOARD AND COMMITTEE MEETINGS; CORPORATE GOVERNANCE

        During 2005, the Board of Directors held 6 meetings, the Audit Committee held 6 meetings and the Compensation Committee held 4 meetings. All members of the Board of Directors attended either in person or telephonically 75% or more of the meetings of the Board of Directors and committees of the Board of Directors on which they served, except for members who resigned and those who filled their vacancies.

        The Company does not have a formal policy with regard to Director attendance at the Company's Annual Meeting of Stockholders. Eight Board members attended the Company's 2005 Annual Meeting of Stockholders.

        The Company does not have a nominating committee or a committee performing similar functions because the composition of its Board of Directors is dictated by the terms of the Shareholders Agreement. See "Certain Relationships and Related Transactions—Metaldyne Shareholders Agreement." Accordingly, the Board does not participate in the consideration of director nominees and it does not have a charter or similar document relating to board nominations. Except as contemplated by the Shareholders Agreement, the Board will not consider director candidates recommended by security holders.

        Audit Committee.    The Board of Directors of the Company has established an Audit Committee in accordance with Section 3(a)(58)(a) of the Securities Exchange of Act of 1934 (the "Exchange Act"). The Audit Committee assists the Board in fulfilling its oversight responsibilities regarding: (1) the integrity of the Company's financial statements and systems of internal accounting and financial controls; (2) the qualifications, independence and performance of the Company's independent auditors; (3) the performance of the Company's internal audit function; and (4) compliance by the Company with applicable legal and regulatory requirements, and the Company's internal ethics policies. The Audit Committee operates under a written charter adopted by the Board of Directors.

        The Audit Committee currently consists of Messrs. Tredwell, Losh and Cohen. Mr. Cohen and Mr. Losh are independent as defined in the New York Stock Exchange Listing Standards. The Board has determined that Mr. Losh is an audit committee financial expert. In addition, each member of the Audit Committee is financially literate, each has considerable qualifications and extensive experience with the Company and other public and private entities, and each has demonstrated unique leadership capabilities to serve as members of the Board's Audit Committee.

        Compensation Committee.    The Compensation Committee is responsible for developing and maintaining our compensation strategies and policies. The Compensation Committee is responsible for monitoring and administering our compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus awards for officers and key executives, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board of Directors from time to time. The Compensation Committee currently consists of Messrs. Cohen, Losh and Tredwell.

        Code of Ethics.    We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. A copy of the code of ethics was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 28, 2003. Amendments to the code of ethics or any grant of a waiver from a provision of the code of ethics requiring disclosure under applicable SEC rules, if any, will be disclosed on our website at www.metaldyne.com.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth information with respect to the beneficial ownership of our common stock as of April 3, 2006 by:

  •
  each person known by us to beneficially own more than 5% of our common stock;

  •
  each of our directors;

  •
  our Chief Executive Officer and each of our four other most highly compensated executive officers during fiscal 2005 who were serving as executive officers at the end of fiscal 2005 (the "Named Executive Officers"); and

  •
  all of our directors and executive officers as a group.

        The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (the "SEC") governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, we believe each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. There are significant provisions relating to voting and transfers of our common stock in the Shareholders Agreement described under "Certain Relationships and Related Transactions." As of April 3, 2006, we had 42,815,480 shares of common stock outstanding. The number of outstanding shares does not include 29,280 shares of common stock that certain of our employees, including certain of the Named Executive Officers, were entitled to receive upon vesting of restricted stock units held by them. These shares have not yet been received as certain of the employees made voluntary elections to defer receipt of shares of common stock that they otherwise would have received upon vesting of the restricted stock units. See also "Compensation of Executive Officers—2004 Stock Option Exchange Program."

Beneficial Owner	Shares of Common Stock	Percent of Class
Heartland Industrial Associates, L.L.C., 55 Railroad Avenue, Greenwich, Connecticut 06830(l)(2)	21,425,931	50.04%
Credit Suisse First Boston Equity Partners, L.P., 11 Madison Avenue, New York, New York 10010(3)	10,532,545	24.60%
Masco Corporation, 21001 Van Born Road, Taylor, Michigan 48180	2,492,248	5.82%
Thomas A. Amato(5)(7)	1,929.75	*
Charles E. Becker(4)	—	—
Thomas V. Chambers(5)	—	—
Marshall A. Cohen	—	—
Cynthia L. Hess(2)	—	—
Timothy D. Leuliette(2)(5)(6)	—	—
J. Michael Losh	—	—
Wendy Beale Needham	—	—
Joseph Nowak(5)	7,403	*
Jeffrey M. Stafeil(5)(8)	—	—
Daniel P. Tredwell(2)	—	—
Samuel Valenti, III(2)	—	—
All executive officers and directors as a group (12 persons)(9)	9,332.75	0.02%

*
Less than 1%.

(1)
The 21,425,931 shares of common stock are beneficially owned indirectly by Heartland Industrial Associates, L.L.C. ("Heartland LLC") as the general partner of certain limited partnerships which hold these shares directly as follows: 19,922,184 shares are held by Metaldyne Investment Fund I, LLC; 292,574 shares are held by Metaldyne Investment Fund II, LLC; and 1,211,173 are held by HIP Side-By-Side Partners, L.P. Heartland LLC is also the general partner of Heartland. In addition, by reason of the Shareholders Agreement summarized under "Election of Directors" and "Certain Relationships and Related Transactions," Heartland LLC may be deemed to share beneficial ownership of shares of common stock held by other stockholders party to the Shareholders Agreement. Such beneficial ownership is disclaimed.

(2)
As described in footnote 1 above, 21,425,931 shares are beneficially owned by Heartland LLC. Mr. Tredwell is the Managing Member of Heartland LLC, but disclaims beneficial ownership of such shares. Messrs. Leuliette and Valenti and Ms. Hess are also members of Heartland LLC and also disclaim beneficial ownership of these shares. The business address for Messrs. Leuliette, Tredwell and Valenti is 55 Railroad Avenue, Greenwich, CT 06830.

(3)
Of the 10,532,545 shares of common stock beneficially owned by CSFB, 7,402,831 shares are held directly by CSFB; 2,069,282 shares are held by Credit Suisse First Boston Equity Partners (Bermuda), L.P; 6,610 shares are held by Credit Suisse First Boston U.S. Executive Advisors, L.P.; 533,168 shares are held by EMA Partners Fund 2000, L.P.; 343,139 shares are held by EMA Private Equity Fund 2000, L.P.; and 177,515 shares are held by certain CSFB employee funds. In addition, by reason of the Shareholders Agreement, CSFB may be deemed to share beneficial ownership of shares of common stock held by other stockholders party to the Shareholders Agreement. Such beneficial ownership is disclaimed. Affiliated funds of CSFB are limited partners of Heartland and disclaim beneficial ownership of all shares held by Heartland and its affiliates.

(4)
Affiliates of Mr. Becker are limited partners of Heartland, and he disclaims beneficial ownership of all shares held by Heartland and its affiliates.

(5)
Does not include option grants under our stock option plan, which are subject to vesting provisions and are not presently exercisable. Vested options will be exercisable following an initial public offering of our common stock and under certain circumstances, such as a change of control, vesting of options and exercisability may accelerate.

(6)
Does not include 25,836 shares of common stock that Mr. Leuliette is entitled to receive as a result of the vesting of restricted stock units that he received pursuant to the Company's 2004 Stock Option Exchange Program. Mr. Leuliette has elected to defer receipt of these shares until the earlier of his retirement or termination of employment with the Company.

(7)
Does not include 1,148 shares of common stock that Mr. Amato is entitled to receive as a result of the vesting of restricted stock units that he obtained pursuant to the Company's 2004 Stock Option Exchange Program. Mr. Amato has elected to defer receipt of these shares until the earlier of his retirement or termination of employment with the Company.

(8)
Mr. Stafeil is a member of Heartland Additional Commitment Fund, LLC, which is a limited partner of Heartland. He disclaims beneficial ownership of all shares held by Heartland.

(9)
This total excludes shares of common stock underlying outstanding stock options and shares of common stock that have not yet been received by the executive officers as a result of voluntary elections to defer receipt of such shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors is comprised entirely of non-employee directors and is generally responsible for developing, implementing, monitoring and administering the compensation plans and programs of the Company.

Compensation Philosophy and Policy

        The Compensation Committee's compensation philosophy is designed to support the primary objective of creating value for the Company's stockholders. The Compensation Committee believes that the following compensation strategies for the Company's executive officers, including the Chief Executive Officer, help achieve this objective:

  •
  Attract and retain talented executives—The Company provides its executive officers with a total compensation package (including base salary, annual bonus, long term incentives and benefit programs) that is comparable to the executive compensation packages provided by other similarly sized companies in the automotive industry, with greater weight given to base salary and bonus opportunity in the absence of a current public market for the Company's common stock. The Compensation Committee conducts an annual review of the Company's compensation programs and makes annual salary adjustments after examining each executive officer's current responsibilities and individual performance.

  •
  Emphasize pay for performance—The Company believes in offering its executive officers bonuses as incentive compensation if certain performance targets are met. To that end, the Company currently maintains the Annual Value Creation Plan (the "AVCP"). The AVCP provides each executive officer with an annual cash bonus opportunity, expressed as a percentage of base salary, and based upon the attainment of specified performance objectives. The final award is 75% based on the Company's performance (in the case of the Company's Group Presidents, for 2005, this component was 40% based on Company performance and 35% based on business unit performance) and 25% based on individual performance. Bonuses under the AVCP can be awarded up to 240% of the target bonus level depending on performance metrics.

  •
  Encourage management stock ownership—The Compensation Committee firmly believes that long-term stockholder value will be significantly enhanced by aligning the financial interests of executives and stockholders through the use of equity-based long-term incentive compensation. As a result, the Company adopted the 2001 Long Term Equity Incentive Plan (the "Plan"). Each executive officer receives an initial stock option award under the Plan and may receive additional stock option awards or other forms of equity-based compensation based on competitive market conditions, his level of responsibility for the management and growth of the Company, and individual contributions.

        The Compensation Committee's policy is to preserve federal income tax deductions for the Company for compensation paid to our executive officers, to the extent preservation of such deduction is otherwise consistent with the best interests of the Company and its stockholders. To that end, the Compensation Committee retains the flexibility necessary to provide total compensation in line with competitive practice and its compensation philosophy.

2004 Stock Option Exchange Program

        The Company implemented a voluntary stock option exchange program in January 2004 (the "2004 Stock Option Exchange Program") after determining that the outstanding stock option awards under the Plan were no longer an effective component of the Company's overall compensation strategy, as the exercise price of each outstanding option was well in excess of the fair market value of the Company's common stock. As the Company's stock is not publicly traded, the Company commissioned a valuation of the stock. Consistent with other companies operating in the automotive sector, the Company realized that its stock's value had declined and thus decided to reset option prices to more current values to motivate the management team. The net effect of the option exchange was that the Company provided those individuals electing to participate with a combination of new stock options and restricted stock units in exchange for their outstanding "underwater" stock options. The terms of the 2004 Stock Option Exchange Program are more fully described under "Compensation of Executive Officers—2004 Stock Option Exchange Program."

2005 Chief Executive Officer Compensation

        In establishing Mr. Leuliette's total compensation package for 2005, the Compensation Committee considered the overall performance of the Company, Mr. Leuliette's leadership, strategic insight and industry experience as well as the same basic criteria used to evaluate its other executives. In 2005, Mr. Leuliette earned a $1,500,000 bonus.

                  Compensation Committee
                  Marshall A. Cohen
                  J. Michael Losh
                  Daniel P. Tredwell

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

        The following table provides certain summary information concerning compensation paid to, earned by, or accrued for, our Named Executive Officers for each of the last three completed fiscal years.

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)(1)	Other Annual Compensation ($)(2)		Restricted Stock Awards ($)(4)(5)	Securities Underlying Options (#)(3)	All Other Compensation ($)(6)
Timothy D. Leuliette	2005	1,500,000	1,500,000	217,020	(7)	—	—	123,231
Chairman, President and	2004	1,500,000	350,000	371,923	(7)	219,606	981,782	25,768
Chief Executive Officer	2003	1,500,000	1,250,000	417,777	(7)	—	—	214,040
Jeffrey M. Stafeil	2005	380,769	306,000	38,716		—	—	24,015
Executive Vice	2004	312,500	100,000	37,804		—	—	12,592
President and Chief	2003	251,727	123,750	28,739		—	107,153	15,029
Financial Officer(8)
Joseph Nowak	2005	364,423	227,250	32,357		—	—	88,686
President, Chassis	2004	350,000	114,466	34,073		24,876	145,421	35,836
Group	2003	274,229	203,246	28,945		—	—	46,011
Thomas A. Amato	2005	294,288	229,500	27,792		—	54,078	44,423
Executive Vice	2004	209,470	67,156	16,445		7,462	43,626	19,034
President, Commercial	2003	200,970	83,249	14,568		—	—	23,469
Operations
Thomas V. Chambers	2005	410,000	253,386	82,910		—	—	146,125
President, Powertrain	2004	150,769	38,246	17,842		—	153,075	21,435
Group(9)

(1)
Each named executive officer is eligible for a performance bonus under our Annual Value Creation Plan ("AVCP"). Bonuses under the AVCP are paid in the year subsequent to which they are earned. This table reports bonuses in the year earned. Also includes discretionary bonuses paid to certain of the Named Executive Officers.

(2)
Includes perquisites to each of the Named Executive Officers and consists of a car allowance, benefits paid under the Company's executive flexible allowance plan and a gross-up to cover taxes paid on these perquisites. The flexible allowance plan provides our executive officers with reimbursement for certain designated items, including supplemental life insurance, personal liability insurance, club memberships, financial and estate planning and income tax preparation.

(3)
For 2004, includes options issued pursuant to the 2004 Stock Option Exchange Program. See also "Compensation of Executive Officers—2004 Stock Option Exchange Program."

(4)
For 2004, includes restricted stock units issued pursuant to the 2004 Stock Option Exchange Program.

(5)
Does not reflect cash payments made to Messrs. Nowak and Amato upon vesting of restricted stock awards, which were issued to each of them under the MascoTech, Inc. 1991 Long Term Stock Incentive Plan. Upon vesting of these awards in 2003 and 2004, Messrs. Nowak and Amato each elected to receive cash payments in lieu of common stock. The cash payments made to

  Messrs. Nowak and Amato were as follows: $114,015 in 2003 and $120,869 in 2004 for Mr. Nowak; and $61,527 in 2003, and $65,226 in 2004 for Mr. Amato.

(6)
Includes Metaldyne contributions under our qualified and nonqualified defined contribution retirement plans for the accounts of each of the Named Executive Officers. Certain of these contributions are subject to vesting requirements. These amounts include:

  For 2005

  •
  matching contributions under our 401(k) retirement savings plan in the amount of $5,327 for Mr. Amato, $2,769 for Mr. Chambers, $6,300 for Mr. Nowak and $4,500 for Mr. Stafeil;

  •
  contributions under our retirement foundation plan in the amount of $33,000 for Mr. Leuliette, $9,900 for Mr. Stafeil, $26,193 for Mr. Nowak, $13,200 for Mr. Amato and $20,077 for Mr. Chambers;

  •
  contributions under the Metaldyne Executive Retirement Plan in the amount of $90,231 for Mr. Leuliette, $9,615 for Mr. Stafeil, $28,734 for Mr. Nowak, $14,334 for Mr. Amato and $29,239 for Mr. Chambers;

  •
  contribution under our Supplemental Executive Retirement Plan in the amount of $27,459 for Mr. Nowak and $11,564 for Mr. Amato;

  •
  relocation expenses in the amount of $93,500 for Mr. Chambers; and

  •
  certain medical insurance reimbursement of $720 for Mr. Chambers.

  For 2004

  •
  matching contributions under our 401(k) retirement savings plan in the amount of $6,150 for each of Messrs. Stafeil, Nowak, and Amato;

  •
  contributions under our retirement foundation plan in the amount of $25,768 for Mr. Leuliette, $6,442 for Mr. Stafeil, $25,768 for Mr. Nowak, and $12,884 for Mr. Amato; and

  •
  contributions under the Metaldyne Executive Retirement Plan in the amount of $3,918 for Mr. Nowak.

  For 2003

  •
  matching contributions under our 401(k) retirement savings plan in the amount of $6,000 for Mr. Stafeil, $4,517 for Mr. Nowak, and $6,000 for Mr. Amato;

  •
  contributions under our retirement foundation plan in the amount of $25,040 for Mr. Leuliette, $6,260 for Mr. Stafeil, $23,483 for Mr. Nowak, and $11,410 for Mr. Amato; and

  •
  contributions under the Metaldyne Executive Retirement Plan in the amount of $189,000 for Mr. Leuliette, $2,769 for Mr. Stafeil, $18,011 for Mr. Nowak, and $6,059 for Amato.

(7)
Includes imputed income in the amount of approximately $162,371 in 2005, $309,307 in 2004 and $352,068 in 2003, which is attributable to Mr. Leuliette as a result of his personal use of a corporate chartered aircraft.

(8)
Mr. Stafeil has been our Executive Vice President and Chief Financial Officer since July 16, 2003.

(9)
Mr. Chambers has been our President, Powertrain Group from August, 2004.

Option Grants In Last Fiscal Year

        The following table shows options granted to the Named Executive Officers during fiscal 2005.

Name	Number of Securities Underlying Options Granted	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price per Share	Expiration Date	Grant Date Present Value(1)
Jeffrey M. Stafeil	45,922	13%	$6.50	4/1/11	—
Jeffrey M. Stafeil	107,153	30%	$6.50	11/6/13	—
Thomas A. Amato	54,078	15%	$6.50	7/28/15	—
Thomas V. Chambers	153,075	42%	$6.50	7/28/15	—

(1)
The present value of the options as of their grant date is not presented as it is not meaningful in the context of Metaldyne's common stock being privately held.

Option Exercises And Year-End Option Value

        No options were exercised in 2005 by any of the Named Executive Officers.

2004 Stock Option Exchange Program

        In January 2004, under the terms of the 2004 Stock Option Exchange Program, eligible Company employees, including the Named Executive Officers, were given the opportunity to voluntarily cancel all outstanding stock options previously granted to them in exchange for (1) new stock options to purchase 95% of the shares subject to the cancelled options, to be granted on July 16, 2004, and (2) one restricted stock unit ("RSU") for each forty shares of common stock underlying the cancelled options, to be granted upon cancellation of outstanding options, which occurred on January 15, 2004. Each RSU entitled its holder to one share of common stock, subject to satisfaction of a seven-month vesting schedule, and the right to receive a reload option if a Change in Control, as defined, occurred before July 15, 2004. Since a Change in Control did not occur before July 15, 2004, no reload options were issued. On August 15, 2004, 46,501 of the RSUs granted on January 15, 2004 vested. RSU holders had the ability to defer receipt of the shares of common stock to be received upon vesting. Also, on July 16, 2004, 1,708,884 new options were granted to participants in the option exchange program. These new options vested 40% upon grant and 30% vested on July 16, 2005 and will vest on July 16, 2006, subject to certain conditions.

        In addition, on February 17, 2005, Mr. Stafeil received new stock options in exchange for his outstanding stock options. The replacement stock options entitle Mr. Stafeil to purchase the same number of shares of common stock as the cancelled options. These options vested 40% upon grant and 30% vested on July 16, 2005 and will vest on July 16, 2005, subject to certain conditions.

        The following table provides additional details of the "repricings" described above for each of the current and former executive officers of the Company:

10-Year Option Repricing Table

Name	Date(1)	Number of Securities Underlying Options at Time of Cancellation (#)	Exercise Price of Cancelled Options($)	Market Price of Common Stock on Date of Grant of New Options($)(2)	Number of Securities Underlying New Options(#)(3)	New Exercise Price($)(4)	Option Term(5)
Timothy D. Leuliette	1/15/04	1,033,455	16.90	6.50	981,782	8.50	12/31/10
Chairman, President and Chief Executive Officer
Jeffrey M. Stafeil	2/17/05	45,922	16.90	6.50	45,922	6.50	4/01/11
Executive Vice President,		107,153	16.90	6.50	107,153	6.50	11/06/13
Chief Financial Officer
Joseph Nowak	1/15/04	45,922	16.90	6.50	43,626	6.50	3/08/11
President, Chassis Group		45,922	16.90	6.50	43,626	6.50	11/01/11
Thomas A. Amato	1/15/04	45,922	16.90	6.50	43,626	6.50	10/01/11
Executive Vice President, Commercial Operations
Karen A. Radtke	1/15/04	45,922	16.90	6.50	43,626	6.50	9/01/11
Former Vice President, Treasurer
Bruce R. Swift	1/15/04	153,075	16.90	6.50	58,168	6.50	11/06/13
Former President,
Engine Group
George P. Thanopoulos	1/15/04	45,922	16.90	6.50	17,450	6.50	3/08/11
Former President,		45,922	16.90	6.50	17,450	6.50	11/01/11
Driveline Group		61,231	16.90	6.50	23,268	6.50	6/01/12

(1)
Represents the date on which the original option was cancelled.

(2)
As there is no public market for the Company's Common Stock, this column reflects the Compensation Committee's determination that the fair market value of the Company's common stock was $6.50 on July 16, 2005. In reaching its determination, the Compensation Committee considered the valuation report of an independent third party, which indicated that the fair value of the Company's Common Stock was $4.80 (assuming the removal of the lack of marketability and minority discount applied for purposes of the independent third party's valuation, the fair value would have ranged between $8.50 and $9.00 per share). In addition, the independent third party's fair value determination was used for purposes of the stock based compensation disclosure contained in the notes to the Company's consolidated financial statements which are included in the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 2005.

(3)
For Messrs. Swift and Thanopoulos, represents only the number of vested shares of common stock underlying the new options. Messrs. Swift and Thanopoulos each received new options to purchase a total of 145,421 shares of common stock, however, 60% of the shares underlying the new options were forfeited upon their respective terminations. 13,088 of the shares underlying the new options of Ms. Radtke were forfeited upon her termination.

(4)
Notwithstanding the Compensation Committee's determination of fair market value, and the terms of the 2004 Stock Option Exchange Program, Mr. Leuliette voluntary agreed to an exercise price of $8.50 per share.

(5)
All new options have the same option term as the corresponding cancelled option.

Pension Plans

        Messrs. Nowak and Amato have accrued benefits under our defined benefit plans and have approximately 18 and 8.5 years of credited service, respectively. As of December 31, 2002, benefit accruals under our plans were frozen and no further accruals can be earned by plan participants. For purposes of determining benefits payable, remuneration in general is equal to the average of the highest five consecutive January 1 annual base salary rates paid by us prior to retirement. Vesting occurs after five full years of employment. The approximate annual benefits payable upon retirement if Messrs. Nowak and Amato were to retire at age 65 are $24,263 and $11,727, respectively. Messrs. Leuliette and Stafeil have not participated in any of our defined benefit plans.

Compensation of Directors

        Outside directors who are not affiliated with Heartland receive cash compensation of $75,000 per year for their service as members of the Board of Directors, and they are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board of Directors and committee meetings. In addition, the Chairman of our Audit Committee will receive an additional fee of $25,000. In addition, outside directors not affiliated with Heartland are eligible to receive awards under our 2001 Long Term Equity Incentive Plan.

        In February 2005, the Compensation Committee approved the payment of a one-time bonus to Mr. Cohen in recognition of his efforts as Chairman of the special committee appointed to lead the internal investigation that was concluded during November 2004. Pursuant to the terms of the bonus award, Mr. Cohen received a $75,000 cash bonus, and the Board of Directors approved the one-time bonus on October 7, 2005.

Employment and Separation Agreements

        Messrs. Leuliette, Stafeil, Nowak and Amato are each parties to employment agreements with the Company. Each agreement states that the employee shall devote his full business time and efforts to the performance of his duties and responsibilities and provides for a specified annual salary and certain other benefits, including the right to participate in the AVCP and the Metaldyne 2001 Long Term Equity Incentive Plan.

        Messrs. Stafeil's, Nowak's and Amato's agreements terminate on December 31, 2006, and each agreement is automatically renewable for successive one-year terms unless the Company or the executive provides 30 days advance written notice of non-renewal. Mr. Leuliette's agreement terminates on December 31, 2008. However, each agreement provides that the executive's employment with the Company is terminable at will by either party, at any time, and for any reason. In the event that we terminate the executive "without cause" (other than due to death or "disability"), or the executive terminates his employment with the Company for "good reason" (as such terms are defined in the agreements), the executive would be entitled to a severance package. In the event of non-renewal of the employment agreement, the executive would not receive the foregoing severance package unless he subsequently terminates his employment for good reason or is terminated without cause. Mr. Leuliette's severance package would consist of salary and bonus continuation payments for a period of 36 months, certain benefit continuation for a period of 18 months and a prorated bonus for the year of termination. The contracts of Messrs. Stafeil, Nowak and Amato provide for salary and bonus continuation of 24 months, certain benefit continuation for a period of 18 months, and a prorated bonus for the year of termination. During the term of each executive's employment agreement, if the executive is terminated without cause, or the executive terminates his employment with good reason, within three years following a "change of control" (as such term is defined in the agreements), a lump sum severance payment equal to three times the executive's base salary and target bonus with benefit continuation is provided. This payment may be further increased to cover taxes in the event it constitutes an excess parachute payment to the executive.

        Each of the employment contracts includes noncompetition, nonsolicitation and confidentiality covenants. The noncompetition period runs 2 years from termination of employment for Messrs. Leuliette, and Nowak and six months for Messrs. Stafeil and Amato. The noncompetition covenant does not apply in the event that the executive terminates his employment with the Company following nonrenewal of his employment contract with the Company.

        In January 2005, we entered into a release agreement with Bruce Swift, our former President, Engine Group, pursuant to which he resigned from the Company and his employment agreement was terminated. Pursuant to the terms of the release agreement, Mr. Swift was entitled to base salary and benefit continuation for a period of six months along with his gross bonus for 2004 under the AVCP. The release agreement also included a release of claims and an acknowledgement of the noncompetition, nonsolicitation and confidentiality covenants contained in Mr. Swift's original employment agreement.

PERFORMANCE GRAPH

        Our common stock does not trade publicly. Because there was no market price for our common stock at any time during the past fiscal year, no meaningful presentation of cumulative total stockholder return is available.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Compensation Committee currently consists of Marshall A. Cohen, J. Michael Losh and Daniel P. Tredwell. None of Messrs. Cohen or Losh is an employee of ours or is at present separately compensated for serving as one of our officers. Mr. Tredwell is a Senior Managing Director and one of the co-founders of Heartland.

        In February 2005, the Compensation Committee approved the payment of a one-time bonus to Mr. Cohen in recognition of his efforts as Chairman of the special committee appointed to lead the internal investigation that was concluded during November 2004. Pursuant to the terms of the bonus award, Mr. Cohen received a $75,000 cash bonus, and the Board of Directors approved the one-time bonus on October 7, 2005.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Metaldyne Shareholders Agreement

        In connection with the November 2000 recapitalization, Heartland, CSFB, Masco, Richard Manoogian, their various affiliates and certain other stockholders of Metaldyne Corporation are parties to a Shareholders Agreement regarding their ownership of our common stock. References to a stockholder below refer only to those that are party to the Shareholders Agreement. References to Heartland and CSFB refer to all of their respective affiliated entities collectively, unless otherwise noted. Owners of an aggregate of approximately 98% of our outstanding common stock are parties to the Shareholders Agreement.

        Election of Directors.    The Shareholders Agreement provides that the parties will vote their shares of common stock in order to cause:

(1)
an amendment to our Bylaws to provide that the authorized number of directors on our board of directors shall be as recommended by Heartland in its sole discretion.

(2)
the election to the board of directors of:

•
such number of directors as shall constitute a majority of the board of directors as designated by Heartland;

•
one director designated by Masco; and

•
one director designated by CSFB after consultation with Heartland.

Masco's ability to designate one director to the Board of Directors will terminate when it ceases to own a majority of the shares of common stock held by it as of the closing of the recapitalization, subject to certain exceptions. CSFB's ability to designate one director to the Board of Directors will terminate when it ceases to own a majority of the shares of common stock held by it as of the closing of the November 2000 acquisition.

        Transfers of Common Stock.    Prior to the date we have consummated a public offering of our common stock of at least $100 million (a "Qualifying Public Equity Offering"), the Shareholders Agreement restricts transfers of common stock except for transfers: (1) to a permitted transferee of a stockholder, (2) pursuant to the "right of first offer" provision discussed below, (3) pursuant to the "tag-along" provision discussed below, (4) pursuant to the "drag-along" provision discussed below and (5) pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act of 1933, as amended.

        Right of First Offer.    The Shareholders Agreement provides that prior to a Qualifying Public Equity Offering, no stockholder party to the agreement may transfer any of its shares other than to a permitted transferee of such stockholder or pursuant to the "tag-along" and "drag-along" provisions unless such stockholder shall offer such shares to us. We shall have the option for 15 business days to purchase such shares. If we decline to purchase the shares, then Heartland shall have the right to purchase such shares for an additional 10 business day period. Any shares not purchased by us or Heartland can be sold by such stockholder party to the agreement at a price not less than 90% of the price offered to us or Heartland.

        Tag-Along Rights.    The Shareholders Agreement grants to the stockholders party to the agreement, subject to certain exceptions, in connection with a proposed transfer of common stock by Heartland or its affiliates, the right to require the proposed transferee to purchase a proportionate percentage of the shares owned by the other stockholders at the same price and upon the same economic terms as are being offered to Heartland. These rights terminate upon a Qualifying Public Equity Offering.

        Drag-Along Rights.    The Shareholders Agreement provides that when Heartland and its affiliates enter into a transaction resulting in a substantial change of control of Metaldyne, Heartland has the right to require the other stockholders to sell a proportionate percentage of shares of common stock in such transaction as Heartland is selling and to otherwise vote in favor of the transactions effecting such substantial change of control. These rights terminate upon a Qualifying Public Equity Offering.

        Information.    Pursuant to the Shareholders Agreement, each stockholder party to the agreement is entitled to receive our quarterly and annual financial statements. In addition, such stockholders who maintain 25% of their original equity investment in us will be entitled to receive, prior to a Qualifying Public Equity Offering, certain monthly financial information and certain other information as they may reasonably request and will have the opportunity to meet with our senior management on at least an annual basis.

        Observer Rights.    Our stockholders who are also investors ("HIP Co-Investors") in one of Heartland's funds and have invested at least $40 million in our common stock or own at least 10% of our outstanding common stock, have the right to attend all meetings of the board of directors, including committees thereof, solely in a non-voting observer capacity. These rights terminate upon a Qualifying Public Equity Offering.

        Preemptive Rights.    Subject to certain exceptions, the Shareholders Agreement provides that if we issue, sell or grant rights to acquire for cash any shares of common stock or options, warrants or similar instrument or any other security convertible or exchangeable therefor ("Equity Interests"), or any equity security linked to or offered or sold in connection with any of our Equity Interests, then we will be obligated to offer certain stockholders or Heartland the right to purchase at the sale price and on the same terms and conditions of the sale such amount of shares of common stock or such other Equity Interest as would be necessary for such stockholders or Heartland to maintain its then current beneficial ownership interest in us. These rights terminate upon a Qualifying Public Equity Offering by us.

        Affiliate Transactions.    Subject to certain exceptions, the Shareholders Agreement provides that Heartland and its affiliates will not enter into transactions with us or our subsidiaries involving consideration in excess of $1 million without the approval of Masco and the HIP Co-Investors.

        Registration Rights.    The Shareholders Agreement provides the stockholders party to the agreement with unlimited "piggy-back" rights each time we file a registration statement except for registrations relating to (1) shares underlying management options and (2) an initial public offering consisting of primary shares. In addition, on the earlier of (1) five years after the closing of the recapitalization or (2) an initial public offering of Metaldyne, Heartland, CSFB, Masco and Richard Manoogian have the ability to demand the registration of their shares, subject to various hold back and other agreements. The Shareholders Agreement grants two demand registrations to Masco, one demand registration to Richard Manoogian, three demand registrations to CSFB and an unlimited number of demands to Heartland.

        Approval and Consultation Rights.    The Shareholders Agreement provides that prior to a Qualifying Public Equity Offering we will consult with CSFB in respect of any issues that in our good faith judgment are material to our business and operations. In addition, prior to a Qualifying Public Equity Offering, CSFB will have the right to approve:

  •
  certain acquisitions by us;

  •
  the selection of a chief executive officer;

  •
  certain debt restructurings; and

  •
  any liquidation or dissolution of us.

Monitoring Agreement

        We and Heartland are parties to a Monitoring Agreement pursuant to which Heartland is engaged to provide consulting services to us with respect to financial and operational matters. Pursuant to the terms of the Monitoring Agreement, Heartland is entitled to receive a fee for such services equal to the greater of (1) $4 million or (2) 0.25% of our total assets. In addition to providing ongoing consulting services, Heartland has also agreed to assist in acquisitions, divestitures and financings, for which Heartland will receive a fee equal to 1% of the value of such transaction. The Monitoring Agreement also provides that Heartland will be reimbursed for its reasonable out-of-pocket expenses. In fiscal 2005, Heartland received a $4 million monitoring fee, approximately $.22 million in transaction fees, and $.14 million in expense reimbursement pursuant to the terms of the Monitoring Agreement.

TriMas Stock Purchase Agreement

        The following is a summary of certain terms of the stock purchase agreement among Heartland, TriMas Corporation and us relating to the TriMas divestiture, which we closed on June 6, 2002.

        Consideration.    We consummated a stock purchase agreement with Heartland under which Heartland and other investors invested approximately $265 million to acquire approximately 66% of the fully diluted common stock of our subsidiary, TriMas. As a result of the investment and other transactions described below, we received $840 million in the form of cash, retirement of debt TriMas owed to us or which was owed by TriMas under our credit agreement and the repurchase of TriMas-originated receivables balances under our receivables facility. We retained shares of TriMas common stock valued at $120 million. In addition, we received warrants to purchase additional shares of TriMas common stock valued at $15 million. The common stock and warrants were valued based upon the cash equity investment being made by Heartland and the other investors. On April 2, 2003, TriMas repurchased 1 million shares of its common stock from us at $20 per share, the same price as it was valued on June 6, 2002. Metaldyne currently owns approximately 24% (after giving effect to the Metaldyne warrant) of the fully diluted common stock of TriMas.

        Employee Matters.    Pursuant to the stock purchase agreement, each outstanding option to purchase our common stock which has not vested and which is held by transferred employees was canceled on the closing date. Each option held by certain present and former employees which had vested on or prior to the closing date was replaced by options to purchase common stock of TriMas, with appropriate adjustments. In addition, TriMas agreed to reimburse us for (i) cash actually paid in redemption of certain restricted shares held by certain employees under restricted stock awards and (ii) 42.01% of the amount of cash actually paid to certain other employees by us in redemption of restricted stock awards held by such employees. TriMas also had certain other obligations to reimburse us for the allocated portion of its current and former employee related benefit responsibilities.

        Representations and Warranties.    Pursuant to the stock purchase agreement, we and Heartland made a number of representations and warrants as to, among other things, due incorporation and good standing and corporate authority to enter into the contemplated transactions, absence of conflicts, required consents, filings with governmental entities, capitalization, ownership of subsidiaries, financial statements, absence of certain changes, absence of undisclosed material liabilities, compliance with laws and court orders, absence of pending litigation, finder's fees, timely filing of material tax returns, employee benefit plans and the receipt of commitment letters and other financing matters. The representations and warranties in the stock purchase agreement did not survive the closing date.

        Principal Covenants.    The stock purchase agreement contains customary covenants for an agreement of this type, including, without limitation, the conduct of the TriMas business prior to the closing; access to information; employee benefit plans; repayments of debt; public announcements; confidentiality; and tax matters.

        Intercompany Agreements and Guarantees.    Subject to limited exceptions for ordinary course agreements, all agreements between us or our subsidiaries, on the one hand, and TriMas and any of its subsidiaries, on the other hand, remaining in place as of the closing date were canceled or terminated on the closing date. Prior to and after the closing date, we and TriMas have mutually agreed to provide for or arrange for the provision of the same benefits each currently receives under certain contracts with third parties. The defined benefit plans maintained by us in which the TriMas employees participate (other than the MascoTech, Inc. Union Employees Pension Plan) were curtailed and frozen at closing with respect to the TriMas employees and we retained all assets and liabilities of the plans and the assets and liabilities of all 401(k) plans and other defined contribution and other non-ERISA retirement plans relating to TriMas employees and the TriMas units were assumed by TriMas as of closing (with a transitional period to effect the assumption).

        Tax Matters.    Subject to limited exceptions, the provisions of the agreement relating to taxes provide that all consolidated tax benefits and detriments (including refunds and unpaid amounts) that may derive from periods prior to the closing will remain with us and all unconsolidated state tax benefits and detriments (including refunds and unpaid amounts) of a TriMas subsidiary will remain with that TriMas subsidiary.

        Indemnification.    Subject to certain limited exceptions, we, on the one hand, and TriMas, on the other hand, retained the liabilities associated with their respective businesses. Accordingly, TriMas will indemnify us and hold us harmless from all liabilities associated with TriMas and its subsidiaries and their respective operations and assets, whenever conducted, and we will indemnify and hold harmless Heartland and TriMas from all liabilities associated with us and our subsidiaries (excluding TriMas and the other acquired TriMas entities) and their respective operations and assets, whenever conducted. In addition, we and TriMas have each agreed to indemnify one another for the other's allocated share (57.99% in our case and 42.01% in the case of TriMas) of liabilities not readily associated with either business, or otherwise addressed, including certain costs related to the November 2000 acquisition. There are also indemnification provisions relating to certain other matters intended to effectuate other provisions of the agreement. These indemnification provisions will survive indefinitely and will be subject to a $50,000 deductible.

TriMas Shareholders Agreement

        Heartland, we and other investors are parties to a shareholders agreement regarding ownership of TriMas common stock. References to Heartland refer to all of its affiliated entities collectively, unless otherwise noted. The agreement contains certain other covenants for the benefit of the stockholder parties thereto.

        Election of Directors.    The TriMas Shareholders Agreement provides that the parties will vote their shares of common stock in order to cause (1) the election to the board of directors of such number of directors as shall constitute a majority of the board of directors as designated by Heartland; and (2) the election to the board of directors of up to two directors designated by us.

        Transfers of Common Stock.    Prior to the date TriMas consummates a TriMas Qualifying Public Equity Offering (as defined), the TriMas Shareholders Agreement restricts transfers of common stock other than (1) to the permitted transferee of a stockholder, (2) pursuant to the "right of first offer" provision discussed below, (3) pursuant to the "tag-along" provision discussed below, (4) pursuant to the "drag-along" provision discussed below and (5) pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act.

        Right of First Offer.    The TriMas Shareholders Agreement provides that, prior to a TriMas Qualifying Public Equity Offering, no stockholder party to the agreement may transfer any of its shares other than to a permitted transferee of such stockholder or pursuant to the "tag-along" and "drag-along" provisions unless such stockholder shall offer such shares to TriMas. If TriMas declines to purchase the shares, then Heartland shall have the right to purchase such shares. Any shares not purchased by TriMas or Heartland can be sold by such stockholder party to the agreement at a price not less than 90% of the price offered to TriMas or Heartland.

        Tag-Along Rights.    The TriMas Shareholders Agreement grants to the stockholders party to the agreement, subject to certain exceptions, in connection with a proposed transfer of common stock by Heartland or its affiliates, the right to require the proposed transferee to purchase a proportionate percentage of the shares owned by the other stockholders at the same price and upon the same economic terms as are being offered to Heartland. These rights terminate upon a TriMas Qualifying Public Equity Offering.

        Drag-Along Rights.    The TriMas Shareholders Agreement provides that when Heartland and its affiliates enter into a transaction resulting in a substantial change of control of TriMas, Heartland has the right to require the other stockholders to sell a proportionate percentage of shares of common stock in such transaction as Heartland is selling and to otherwise vote in favor of the transactions effecting such substantial change of control. These rights terminate upon a TriMas Qualifying Public Equity Offering.

        Registration Rights.    The TriMas Shareholders Agreement provides the stockholders party to the agreement with unlimited "piggy-back" rights each time TriMas files a registration statement except for registrations relating to (1) shares underlying management options and (2) an initial public offering consisting of primary shares. In addition, following an initial public offering, each of Heartland and we have the ability to demand the registration of our shares, subject to various hold back, priority and other agreements. The TriMas Shareholders Agreement grants three demand registrations to us and an unlimited number of demands to Heartland.

        Information.    Pursuant to the TriMas Shareholders Agreement, we are entitled to receive certain periodic, quarterly and annual financial statements.

        Preemptive Rights.    Subject to certain exceptions, the TriMas Shareholders Agreement provides that if TriMas issues, sells or grants rights to acquire for cash any shares of common stock or options, warrants or similar instruments or any other security convertible or exchangeable therefor ("TriMas Equity Interests"), or any equity security linked to or offered or sold in connection with any TriMas Equity Interests, then TriMas will be obligated to offer us and certain other stockholders the right to purchase at the sale price such amount of shares of common stock or such other TriMas Equity Interests as would be necessary for us and such other stockholders to maintain our then current beneficial ownership interest in TriMas. These rights terminate upon TriMas Qualified Public Offering and we may not have the necessary capital to pursue these rights.

        Affiliate Transactions.    Subject to certain exceptions, the TriMas Shareholders Agreement provides that Heartland and its affiliates will not enter into transactions with TriMas or any of its subsidiaries involving consideration in excess of $1 million without certain approvals.

Livonia Fittings Sale to TriMas

        On May 9, 2003, we sold our specialized fittings business to TriMas for approximately $22.6 million in cash and, in connection therewith we subleased our Livonia, Michigan facility to TriMas. We received a fairness opinion in connection with the foregoing disposition to TriMas since it was an affiliate transaction. The Livonia, Michigan facility is subject to a lease for which we will remain responsible but the sublease payments from TriMas are intended to be sufficient to satisfy our obligations under the lease. The lease expires in January 2020 and has a monthly rental payment of $15,794. We remain liable under the terms of the original lease to the extent that the required monthly rent payments are not made by TriMas. The acquisition was structured as an asset purchase pursuant to which TriMas acquired substantially all of the assets and liabilities of the specialized fittings business whether arising prior to or after the date of acquisition other than the accounts payable and accounts receivable attributable to our operation of the business that arose prior to May 5, 2003. Additionally, TriMas assumed the assets and liabilities under our employee benefit plans with the respect to the employees and former employees of our specialized fittings business. Subject to certain exceptions, the acquisition agreement provides that we will indemnify TriMas for any liabilities that it faces as a result of the acquisition that are related to any of our lines of business other than the specialized fittings business and that TriMas will indemnify us for any liabilities that we may have as a result of our historical operations of the specialized fittings business.

Other Relationships with Heartland

        Heartland Industrial Partners, L.P. is a private equity firm established in 1999 for the purpose of acquiring and expanding industrial companies operating in various sectors of the North American economy that are well positioned for global consolidation and growth. The managing general partner of Heartland is Heartland Industrial Associates, L.L.C. Certain of our directors are members of the general partner, specifically Messrs. Leuliette and Tredwell and Ms. Hess. In addition, affiliates of one of our directors, Mr. Becker, are limited partners in Heartland with interests representing less than 5% of the commitments in Heartland, and one of our executive officers, Mr. Stafeil, is a former Senior Managing Director of Heartland and a member of a limited liability company that owns a limited partnership interest in Heartland. Heartland has informed us that its limited partners include many financial institutions, private and government employee pension funds and corporations. We may, in the ordinary course of business, have on a normal, customary and arms' length basis, relationships with certain of Heartland's limited partners, including banking, insurance and other relationships. Heartland and its affiliates are able to control the Company's affairs in all cases, except for certain actions specified in a stockholders agreement among Heartland, CSFB and certain other investors. Under this stockholders agreement, specified actions require the approval of representatives of CSFB, until such time as the Company consummates a public common stock offering with specified terms.

Consulting Relationship with Losh

        We were party to a consulting arrangement with Mr. Losh, who is one of our directors. Pursuant to the terms of the arrangement, Mr. Losh previously devoted an average of one day a week to various Metaldyne assignments that were developed in consultation with Mr. Leuliette. Mr. Losh received a fee of $184,000 for such services in 2004. In July 2004, we and Mr. Losh agreed to suspend performance of the consulting relationship for as long as Mr. Losh continues to serve as interim Chief Financial Officer of Cardinal Health Inc. Upon Mr. Losh's assumption of the position of Chairman of the Audit Committee in 2005, it was decided that he would no longer be party to the consulting arrangement.

INDEPENDENT PUBLIC ACCOUNTANTS

        The Audit Committee of the Company's Board of Directors has selected KPMG LLP ("KPMG") as the Company's independent accountants for the fiscal year ending December 31, 2006. Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and they are expected to be available to respond to appropriate questions.

Audit Fees

        Fees:    Fees for all services provided by KPMG for the fiscal years ended January 1, 2006 and January 2, 2005, of which the Audit Committee approved 100% of such services, were as follows:

  •
  Audit Fees:    Aggregate fees for professional services rendered by KPMG in connection with its audit of the Company's financial statements as of, and for the fiscal years ended January 1, 2006 and January 2, 2005, and its limited reviews of the Company's unaudited interim financial statements as of and for the years ended January 1, 2006 and January 2, 2005 were approximately $1.99 million and $2.37 million, respectively.

  •
  In addition to the fees described above, aggregate fees of approximately $.258 million and $.259 million were billed by KPMG during the years ended January 1, 2006 and January 2, 2005, respectively, primarily for the following professional services (in millions):

	Fiscal 2005	Fiscal 2004
Audit-Related Fees (a)	$0.143	$0.056
Tax Fees	$0.115	$0.203
All Other Fees	$0	$0

(a)
None of these fees were covered by the de minimus safe harbor exception from Audit Committee pre-approval set forth in Rule 2-01(c)7(ii)(C) of the Commission's Regulation S-X.

Audit Committee's Pre-Approval Policies for Auditor Services

        The Audit Committee pre-approves the audit and non-audit services performed by the independent auditors in order to assure that the provision of such services does not impair the auditors' independence. The Audit Committee periodically determines which audit services, audit-related services, tax services and other permissible non-audit services to pre-approve and creates a list of such pre-approved services and the pre-approved cost levels. Unless a type of service to be provided by the independent auditors has received general pre-approval, it requires specific pre-approval by the Audit Committee. Any services exceeding pre-approved cost levels also require specific pre-approval by the Audit Committee. Management monitors the services rendered and the fees paid for the audit, audit-related, tax and other pre-approved services and reports at least quarterly to the Audit Committee on these matters.

AUDIT COMMITTEE REPORT

        The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the fiscal year ended January 1, 2006, which we refer to here as our audited financial statements:

  •
  The Audit Committee reviewed and discussed the audited financial statements with management and the Company's independent auditors, KPMG;

  •
  The Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 and other relevant professional and regulatory standards, which include, among other items, matters related to the conduct of the audit of our financial statements;

  •
  The Committee has received the written disclosures and the letter from KPMG, required by Independence Standards Board Standard No. 1, and has discussed with KPMG its independence from the Company; and

  •
  Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended January 1, 2006 for filing with the Securities and Exchange Commission.

                      Audit Committee
                      J. Michael Losh, Chairman
                      Marshall A. Cohen
                      Daniel P. Tredwell

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file initial reports of beneficial ownership and changes in such ownership with the SEC. Such officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        Based solely on our review of copies of such forms furnished to us, or written representations from certain reporting persons, during 2005 all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis.

STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

        Stockholders who intend to present a proposal for inclusion in our Proxy Statement and Proxy relating to the 2007 Annual Meeting or at such meeting must provide written notice of such intent to our Chairman or Secretary at our address stated in the Notice of Annual Meeting by December 23, 2006 in order to be considered timely for purposes of Rule 14a-4 under the Exchange Act. If a notice is received after December 23, 2006, then the notice will be considered untimely and the proxy holders designated by the Company will have discretionary voting authority under proxies solicited for the 2007 Annual Meeting with respect to such proposal, if properly presented at the Annual Meeting.

STOCKHOLDER COMMUNICATIONS

        Complaints and concerns about accounting, internal accounting controls, or auditing or related matters pertaining to Metaldyne or its consolidated subsidiaries may be submitted by writing to the Chairman of the Audit Committee, addressed "Attention: Chairman, Audit Committee," and delivered to the address provided at the end of this section. Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked "Confidential." Complaints and concerns may also be submitted by calling the Metaldyne Ethics and Compliance Hotline toll-free at 1-877-888-0002.

        Other communications to the Board, any Board Committee, the non-management directors as a group or any individual director should be in writing and addressed to the attention of the Chairman of the Board, the Chairman of the particular Committee, the Non-Management Directors, or the individual director, as applicable, and delivered to Metaldyne Corporation at our mailing address: 47603 Halyard Drive, Plymouth, Michigan 48170.

OTHER MATTERS

        The Board of Directors knows of no other matters to be voted upon at the meeting. If any other matters properly come before the meeting requiring a vote by our stockholders, including any question as to adjournment of the meeting, the persons named in the enclosed proxy will vote the shares represented thereby with respect to such matters in accordance with their best judgment in our interests.

By Order of the Board of Directors
/s/ LOGAN G. ROBINSON Logan G. Robinson Secretary

Plymouth, Michigan
April 21, 2006

METALDYNE CORPORATION

        This Proxy is solicited on Behalf of the Board of Directors of Metaldyne Corporation (the "Company"). The undersigned hereby appoints Daniel P. Tredwell and Logan G. Robinson, acting together or individually, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of the Company on May 3, 2006, and any adjournments or postponements thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein. If no instruction is given, the shares will be voted "FOR" item 1 below, said item being more fully described in the Notice of such meeting and the accompanying Proxy Statement, receipt of which are hereby acknowledged.

  The Board of Directors Recommends You Vote "FOR" item 1 Below.

1.	ELECTION OF DIRECTORS	FOR all nominees listed below (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐

Charles E. Becker, Marshall A. Cohen, Cynthia L. Hess, Timothy D. Leuliette, J. Michael Losh, Wendy Beale Needham, Daniel P. Tredwell and Samuel Valenti, III.

         (INSTRUCTION: To withhold authority to vote for an individual nominee, strike a line through the nominee's name listed above.

(Continued, and to be dated and signed, on the other side)

(Continued from the other side)

Please Complete All Information Below
Date: , 2006
Signature
Signature
Please sign exactly as names appear hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners should sign.
Please return this card to: Metaldyne Corporation 47659 Halyard Drive Plymouth, Michigan 48170-2429 Attention: Vivian Mundy

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GENERAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
BOARD AND COMMITTEE MEETINGS; CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION OF EXECUTIVE OFFICERS
10-Year Option Repricing Table
PERFORMANCE GRAPH
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
INDEPENDENT PUBLIC ACCOUNTANTS
AUDIT COMMITTEE REPORT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING
STOCKHOLDER COMMUNICATIONS
OTHER MATTERS